C O R P O R A T E P A R T I C I P A N T S

Jim Miller, Chairman and Chief Executive Officer

Wayne Wetherell, SVP of Administration and CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Eric Des Lauriers, Craig-Hallum Capital Group

Kurt Nye, MAI Capital Management, LLC

Harvey Kohn, HRK Strategic Advisory

Robert Clutterbuck, Clutterbuck Capital Management, LLC

Robert London, Private Investor

Christopher Castroviejo, Directional Research & Trading, Inc.

P R E S E N T A T I O N

Operator:

Good afternoon everyone, and thank you for participating in ImageWare Systems' Corporate update call to highlight their progress since its last update on May 10, 2016.  Joining us today are ImageWare Systems' Chairman and CEO, Mr. Jim Miller; and the Company's CFO, Mr. Wayne Wetherell.  Following their remarks, we'll open the call for questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems Incorporated, are intended to identify such forward-looking statements.

ImageWare may from time-to-time update these publicly announced projections but it is not obligated to do so.  Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, see Risk Factors in ImageWare's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, its quarterly report on Form 10-Q for the quarter ended June 30, 2016 and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934 as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the dates on which they are made.

I would like to remind everyone that this call will be available for replay through September 9, 2016 starting at 8 PM Eastern tonight.  A webcast replay will also be available via the link provided in today's press release, as well as available on the Company's website at www.iwsinc.com.  Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems Incorporated is strictly prohibited.

Now, I would like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller.  Sir, please go ahead.

Jim Miller:

Thanks Kevin.  As you saw at the close of market today, we reported financial results for the second quarter ended June 30, 2016.  I'd like to begin today's call by speaking first about some specific financial results for the quarter, and afterwards I'll walk you through some recent developments.

In the second quarter of 2016, total revenue was $1 million compared to $1.7 million in the second quarter of 2015.  The difference is primarily due to the impact of non-recurring revenue recognized in 2015 upon completion of a major Identity Management Project for the Los Angeles World Airports.

Gross margin in the second quarter of 2016 increased significantly to 72.4% compared to 52.9% in the same quarter a year ago, primarily due to 2015 containing an uncharacteristically high cost of professional services revenue incurred with the Los Angeles World Airport project.

Net loss in the second quarter of 2016 was $2.1 million or minus $0.02 per basic share compared to $1.8 million or minus $0.02 per basic share last year.  At June 30, 2016, cash and cash equivalents totaled $327,000 compared to $3.4 million at December 31, 2015.  Total debt was $1.5 million compared to no debt at December 31, 2015.  Subsequent to the quarter, we borrowed an additional $500,000 but still have $3.5 million available on our line of credit.

We have a number of deals in process, which will provide positive cash and sufficient liquidity to operate our business.  It’s unfortunate that the deal process doesn’t respect the timing of our Shareholder calls or quarterly reports, but given the availability of our credit line and that these deals are in process, we are comfortable with our liquidity.  We have also had some recent interest from several strategic Investors and we are investigating that as well.  The bottom line is that we have a number of different opportunities that will enable us to take the necessary steps to bolster our balance sheet.

Moving on to recent developments; given our growing network of commercial partners over the last couple of years, and in the interest of time we no longer believe it makes sense to run down the entire list of partners and provide updates on a one-by-one basis.  Instead we’ll focus on providing updates on new partner agreements signed over the last few months and comment on established partner agreements on a one-off basis depending on the materiality of the new information.

However it’s important to note that we continue to make progress with most all of our partners.  We think it's fair to say that our partners all expected they would move things along quicker, and based on their expectations, we did as well.  They have become more knowledgeable about biometrics and what is involved in the implementation of a large scale usable system.  THey and sometimes we, have had to go back to the drawing board and rethink the product, the strategy and the steps to implementation.

Keep in mind that no one, I say again no one, let alone some of the world’s largest corporations, would be taking these steps, spending their time, their money and efforts in putting their world recognizable brands on a product, a company or a service that they didn’t believe would yield a sustainable return on investment.

Many of you have expressed some frustration at what you see as some lack of progress on our many significant partnerships.  Some of the world’s largest corporations have selected ImageWare to provide biometric authentication to their clients.  Like us, they believe industry reports from the likes of Gartner, Forrester and IDC forecasting that biometrics will be a $30 billion plus business by 2019.  Up until now, the Private Sector Biometric business has still been in its infancy in terms of consumer and enterprise adoption.

In order to be ready to participate in this coming market explosion, IWS and its partners have needed to build ability and capacity, sometimes brick-by-brick and step-by-step.  Now some Investors don’t like that process and we'll confess that our lives would be better and a bit easier if it all went quicker.  But, folks, this is how a large business is built.  You just don't wake up one day and decide to secure 100 million identities with biometrics.  You need to build that ability, which involves working on large networks and integrating the sometimes many different applications and, let's not forget, changing a 50-year pattern of authenticating identity with a pin or a password.

So, for example, you’ve seen this quarter that Fujitsu announced a major upgrade of its Catalog Manager product that allows its users to configure and deploy Fujitsu’s biometric-as-a-service product on the newly upgraded K5 Cloud, which has the IWS biometric technology at its core.  With this new upgrade, Fujitsu's solution can be deployed in minutes anywhere in the world.  This is important to Fujitsu for only one reason: they are seeing a global market for these products and they are readying for mass deployment.  It’s the only reason a company of their stature and success would spend the capital and effort to do these things.

Last month we expanded our partnership with Fujitsu to provide turnkey integration of GoVerifyID onto Fujitsu's RunMyProcess platform.  RunMyProcess is an award winning cloud platform provider and innovation subsidiary of Fujitsu, enabling digital transformations for hundreds of Fortune1000 companies in over 45 countries.

Our partnership will enable RunMyProcess to make it simpler for their customers to integrate, secure and flexible biometric solutions that can work with a variety of legacy systems.  Fujitsu is doing this to address its customers who are running legacy systems that cannot be moved within work flow.  Now these customers too can avail themselves of biometric authentication.

Yesterday we announced our certification with our Partner, CA, for the complete integration of our GoVerifyID product into CA’s authentication products.  Just another partner announcement?  Hardly.  What this means is that we are now a holistic part of the ID Management System of CA.  If CA adds new users, they can be biometrically authenticated with IWS.  If existing CA single sign-on users want to use biometrics, they can now seamlessly use IWS biometric authentication.

Since CA Identity Management products are one of the largest selling products in the world in that space, this seamless integration between our products and theirs is a major step on the critical path to moving these products to large scale adoption.  During the second quarter we also signed an agreement with Telos Corporation, which is the first reseller agreement signed through our partnership with Aruba.

You may recall from our last update that we’ve been taking significant steps with our Aruba relationship and GoVerifyID's integration with their ClearPass Policy Manager product.  Now some of you may wonder how best to look at the IWS-HP-Aruba relationship.  We'll suggest the following; with over 65 million users for the product and growing, ClearPass represents one of the largest targeted populations for biometrics in the private sector today.  ClearPass is now built so that any user wishing biometric authentication need only pull down the menu, click the IWS biometric option, and enroll their biometrics to begin use.  As a result of this integration and the strength and ease of use of our technology, IWS was placed  on the HP Exchange Platform which allows other HP partners to avail themselves of this technology.

So, if you’re using ClearPass to sign on to a (phon) product, and you are a HP partner, such as Airwatch, Servicenow, MobileIron or a number of even larger companies, you can also now use biometrics from ImageWare, a further major step on our plan to be resident and ready biometric providers of choice as the Biometric market unfolds.  With 65 million customers, if only a fraction of those users elect biometrics, ImageWare will be a very successful Company from just this one partnership.  So you can easily see why we’re so enthusiastic about our HP-Aruba partnership.

An almost immediate benefit of our relationship with HP-Aruba has been our newly signed reseller agreement with Telos, one of the largest retailers of ClearPass to the United States Federal Government and other private sector customers.  Telos is a leading provider of continuous security solutions and services for both the US Federal Government and commercial organizations.  Under the agreement, Telos has become a reseller of GoVerifyID by offering Aruba’s ClearPass integrated with our technology.  Telos will be providing the integrated solution on the Amazon Web Services' partner network, as well as their own Telos Ghost, which is the Telos proprietary private cloud platform that offers anonymous mobile, voice, video and network access.

The Telos sales force is being trained this week and they will then be out in the market.  Telos is excited about the prospects and, since they know and lead their market, we are as well.

More recently, just last week, we signed a five-year OEM agreement with a major mobile ID Management provider.  This OEM is a leader in the development of Enterprise Password Management tools and has several high profile Fortune 500 clients that use their software and services.  Under the agreement, this OEM will market and resell a combined solution with GoVerifyID integrated into one of their existing product lines.  While we’d like very much to name this major ID Management provider, it’s in the best interest of our client, as well as ImageWare’s, to hold-off until this client can fully deploy its go-to-market strategy and capitalize on first mover advantage among its rival competitors.  We hope to more formally announce this OEM agreement in the near term.

On our last call we spoke of our development relationship with SAP, and we’re pleased to report to you today that we have now completed our development and are in the final stages of clearance for putting GoVerifyID into the SAP marketplace.  We believe that clearance is imminent.

Finally, you should know that during the quarter we have started to receive small, but nonetheless, consistent software-as-a-service revenue from users of our products who have on-boarded their own users; this, in addition to regular recurring monthly revenue produced by existing software-as-a-service locations such as the Baja, California driver’s license.

Now before delivering some closing remarks we’d like to open this call up for your questions.

Operator:

Thank you.  If you would like to ask a question, please do so by pressing star, one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star, one to ask a question.  We will take our first question from Eric Des Lauriers with Craig-Hallum Capital Group.  Please go ahead.

Eric Des Lauriers:

Hi guys.  Thanks for taking my questions.  I'm wondering if you could just provide a little more color on the talks you've had with strategic Investors with regards to liquidity and overall funding of the business.

Jim Miller:

Well, it’s—they're all at different stages and all fairly sensitive.  I know you'd understand that.  We were approached by a couple of different parties who, frankly, liked the Company's product, its position and  what we’ve been doing, and suggested that they might be interested in taking more of a position in ImageWare.  That’s something that we were not initially seeking, but I think it's important when strategic players express that interest that you run those to ground.  So that’s kind of like I said, we're in the process of looking at those.  They are serious folks and so they deserve to be taken, all of them, seriously.  So that’s kind of where that is.  This would involve equity positions in the Company at a market price or even higher.

Eric Des Lauriers:

Okay, and then I know you spoke of the line of credit as well.  Then I think I missed the first part on just deals that you guys had in the pipeline and just sort of near-term liquidity that you guys have; could you just elaborate on that a little bit as well?

Jim Miller:

Yes, we’ve got a number of things that we’ve been working on that have been longer term and some of them shorter term that have just come up.  The Biometrics industry is changing radically for the better and very, very quickly at last.  So there are a number of deals in process, several of them are quite large and as those fold to close, assuming they do, it will generate more than sufficient cash flow and positive cash, in fact, to drive the operations.  So obviously we're focused on that.  That's job number one is to basically reel those in, close them out and book the revenue with them.  So these are just sort of business in the normal course kinds of deals we’ve been working on and the kinds of deals—we have a number of these in the pipeline at various stages.

Eric Des Lauriers:

Great, thanks guys.

Jim Miller:

You bet.

Operator:

Once again, if you would like to ask a question, press star, one.  Again, please press star, one for questions.  We go next to Kurt Nye with MAI Capital Management.  Go ahead please.

Kurt Nye:

Hey there, thank you for taking my question.

Jim Miller:

You bet.

Kurt Nye:

I was wondering if you can help me on two things.  The first is that several quarters ago you mentioned that Fujitsu had a dedicated sales force.  Is that still the case and can you comment on any updates there?

Jim Miller:

Yes, it’s a good question and thank you for asking it.  They did have a dedicated sales force.  The Fujitsu relationship has been transferred in terms of where it resides.  We started out with Fujitsu America and there was a group of people that were dedicated to that process, as I think as we have reported to you over the quarters.  Our relationship now has been moved and it is now resident with the Fujitsu Headquarter Group in Tokyo.  So there are different people selling the product.  You can go on to the Fujitsu website and see very easily that biometrics-as-a-service is a big offering for Fujitsu.

They have been redoing—my understanding is they are redoing their K5 cloud to enhance its capabilities and they are now in the process, just very recently, of rolling that out across the world.  Hence the upgrade of the catalog manager product which will then dovetail with the new upgraded cloud capabilities.  Obviously they compete in the cloud space with people like AWS, Amazon Web Services, and others.

So, we now have personnel from Fujitsu engaged in selling in several different continents around the world.  But I think it’s fair to say that the rollout was held up while they retooled the K5 Cloud.  So what you’re seeing now is these new enabling products, catalog manager and then the integration with RunMyProcess, come out just in advance of the unveiling of the new cloud.  Then I think a stronger kick off on the biometrics-as-a-service.

Kurt Nye:

All right, great.  Thank you.  That’s helpful.  Then could you just—on previous calls you talked about kind of an expectation for cash breakeven and it seems that's kind of pushed out a little bit; any thoughts there?

Jim Miller:

Yes, I mean, look it’s been 100% determinative by the timing of some of these deals.  As I said, our timing is largely set by our partners because that’s our go-to-market strategy.  I mean, while we do somewhat sell direct, we are largely a partner-selling organization, and if one of the partners says look we’re going to hit the market and our expectations is we'll generate X, Y or Z in this time period, we have reported that along to Shareholders.  To the extent that those timeframes are wrong and are delayed, we sort of have to wear that and we suffer through the delay as you do as well.

So our expectations now have been reset.  I think anyone can see, who looks at biometrics, it's a different industry than it was a year ago.  I would tell you it’s a different industry than it was a quarter ago.  There’s a lot going on right now, and you don’t go a day without seeing biometrics literally everywhere we look.  A big article over the weekend in the Wall Street Journal about passwords, but the New York Times, Washington Post, lots of papers around the world have carried articles very recently about the need to move away from pins and passwords and just how vulnerable the world is using those as its security and authentication tools.

So we see now finally the real start of a movement after some false starts, and I think the partners would say that as well.  I mean, they expected to start sooner as well.  But everybody is learning about the new business, and as I said in my earlier comments, while it might seem like you can just go out and sign up a couple of million people, it’s not that simple.  There needs to be a number of things in place and old habits need to be changed and new processes need to be put in place.

The good news is everybody is thinking now that way.  So I think that that while delayed, things like cash flow and those other metrics, which, believe me, are number one in our list of things to accomplish as well, can now be accomplished.

Kurt Nye:

Great.  Thank you for taking the time to answer my questions.

Jim Miller:

You bet.  Thanks for the questions.

Operator:

We go next to Harvey Kohn with HRK Strategic Advisory.  Go ahead please.

Harvey Kohn:

Hello Jim, hello, Wayne.  How are you doing?

Jim Miller:

Hi Harvey.

Wayne Wetherell:

Hi Harvey.

Harvey Kohn:

Actually, both of my questions were answered already, but as I'm looking at this I wonder if you could give a little bit more color on the revenue model, specifically on the Aruba ClearPass and how that works.  You don't have to give me numbers on each individual adopter of it, but does it continue to be a monthly payment and is it depending on how many users?  I mean, how is that working with our expectations of that going forward?

Jim Miller:

Yes, good question.  Thanks.  Yes, the product is sold with HP-Aruba as a service.  Therefore, it’s per person per month.  We’re not going to comment on precise numbers because the partners don't like it when we do for competitive reasons.  But you can take $65 million as a number that can be ascertained from HP's own public pronouncements.  By the way, HP is very enthusiastic that that growth will significantly increase.  Our product, of course, is fully integrated today and it is offered for sale today under the HP-Aruba brand and trending (phon) around the world.

So what you can easily do, as I said in my remarks, I think is just run some numbers.  I mean, you can take $65 million and just assume that some proportion of that slides over to Biometrics in the next 3, 6, 9, 12 months, and you can play with a variety of numbers.  I mean, we’re not selling the product for a couple of pennies; it's obviously more than that.  I think you can see that even at numbers that I think most people would say wouldn’t represent successful deployment, I mean 10% of $65 million would seem to some people like, wow, that’s pretty low number.  But even at that, you’re talking about $6.5 million and up per month times a number, and it’s a significant revenue stream from just one, one partner.  Our breakeven in this Company has remained steady.  It is somewhere between $3.5 million and $4 million per quarter, depending on the margins and in the software products.  By the way, we think as we sell more SaaS product, those margins that we've announced will increase.

So it does not take much to move to the goals of the cash flow positive and the profitability just based on the things that we've got in place today.  As we said, there are a number of these other deals that are coming online as well.  So—and Aruba is a largest targeted biometric deployment so far that I’ve seen today.  It dwarfs things that other people have—in the private sector, not in the public sector.  So I think it's a terribly significant partnership for the Company and, as I mentioned also in the remarks, we're privileged and honored to be put on the HP Exchange.  That’s just a very nice accolade that speaks well to our technology that HP would set it up so that other of their customers could avail themselves as well of it.  So I think Aruba is a tremendous opportunity on a number of levels.

Harvey Kohn:

Okay, thank you so much.

Jim Miller:

You bet.

Operator:

We go next to Bob Clutterbuck with Clutterbuck Capital Management.  Go ahead please.

Robert Clutterbuck:

Hi Jim.  How are you?

Jim Miller:

Hey Bob, good.  Thank you.

Robert Clutterbuck:

Just a couple of question; I want to follow up—and I think the first person who asked—when you talk about the cash position, we have $3.5 million line left.  When you're looking at the forecast this year and into next year, do you anticipate on drawing down further from the line; and if so, to what degree?

Jim Miller:

No, I don’t think that subsequent draws will be much, if at all, Bob.  We today have about $1.2 million in receivables that'll be collected over the next short term.  In addition, we have a number of deals in process, which as I mentioned, would yield cash flow and positive cash flow.  Then the variables would be what if anything happens with any kind of a strategic interest out there.  But I think that we're very comfortable with where we are liquidity-wise at the moment.

I will tell you that if for whatever reason—people have come to us in the capital markets and have suggested investment.  They've done it at market rates or better, and so that’s out there too.  But our concentration is to drive the funding of the business through our operations period.

Robert Clutterbuck:

Terrific.  Then before I ask my next question, stay on the strategic partners for a minute.  I recognize you're probably very limited on what you can say, but are those—because we have so many partners—are those strategic partners that have expressed interest, from our existing partners, or can you comment on that or not?

Jim Miller:

Some.  Yes, kind of interesting combination, some present, some new.  Yes.  There is a lot of folks that are kind of waking up now to the Biometric market, seeing that it’s finally kind of going into a dynamic state as opposed to a static sort of slower state which we've all painfully seen, and have—it's sparked a lot of interest.  As I said, as you look at the forecasters—the pros, the Gartners, the Forresters, the IDCs—they are forecasting, as I said, $30 billion is the sort of running estimate these days in the 2019 timeframe.  In order to get to that number, you are going to have to start right now.

So I think people are getting ready to place significant bets on the space, and because we have amassed a very, very good catalogue and group of partners, we’ve drawn attraction and notice and attention.

Robert Clutterbuck:

Terrific.  One final question and I will hop back in the queue then.  It appeared from reading the release, that several months ago the Medicare approved the reimbursement for the tracking procedure, what would appear to be the tracking procedure to obtain the necessary information from patients that, at least from me reading the reviews, that the Pillphone seems to give—two questions: is the Pillphone still the only FDA-approved tracking device; and, more importantly, did we receive any traction from the reimbursement potential or is it status quo?

Jim Miller:

Yes, thanks.  That’s a great question and thanks for mentioning it because it’s worth—absolutely worth talking about.  Well, for the rest of our listeners, the Medicare reimbursement rules were changed over the last few months, allowing certain telehealth and software applications to qualify for reimbursement under the Federal Medicare rules.  We believe the Pillphone, and others believe the Pillphone, would be one of those products that would qualify for reimbursement.  So if prescribed by a doctor, so much of that prescription cost would be paid by Medicare.  It's a significant breakthrough in telehealth and particularly as it affects the Pillphone product.

The Pillphone is, as far as we know, today the only FDA-approved software product for medical adherence and reminders.  Over the last couple of months, those rules were just promulgated in the last little bit—end of May I believe—and we have had significant interest actually in the Pillphone, couple of different groups; some are what I would call regional, a couple are what I would call national, so think insurance companies and providers like that who are seeing the change in Medicare rules as an opportunity to put their name, their brand and partner up with moving this kind of medical adherence product to market.

Happily, we have that product, and that sort of arrangement where we would license it would be the (inaudible) to a larger Company or even to a regional player that is strong in the region would be best case, I think, for implementing and seeing the Pillphone go out there.  Obviously, it would also involve Licensing revenue.  The idea here is, again, not only to sell it for some upfront licensing, but also on a per person per month basis.  It would be sold as a SaaS going forward.  So, yes, we are seeing quite a resurgence there actually.  It’s interesting and exciting all at the same time.

Robert Clutterbuck:

I said I'd hop back in the queue, but just one more question that popped …

Jim Miller:

Sure.

Robert Clutterbuck:

…into my mind.  I know you don't want to go deal-by-deal.  Can you give any update on Famsa?

Jim Miller:

Yes, thanks.  Yes, Famsa is still in the—it kicked off May I want to say 19th, but middle of May, and where it is now is it is—Famsa is still in the trial stage process.  They are part of the group that I said regularly pays the Company on a monthly basis.  So we are—at some point, hopefully over the next 30 days to 40 days, we'll start to move to making this more of a production type system, but so far so good.  The system is running as it should and the customer is satisfied with it.  So, it's all good.

Robert Clutterbuck:

Perfect, thanks for the update.  I will hop back in the queue.

Jim Miller:

Yes, you bet.  Thank you.

Operator:

We will go next to Robert London, Private Investor.  Go ahead please.

Robert London:

Thank you.  Jim, you mentioned how dynamic the marketplace was.  This time last year, how many proof of concepts did we have that we have enrolling out?

Jim Miller:

At this time last year, Bob, we probably had one or two.

Robert London:

What do we have today?

Jim Miller:

You know, double-digits, a couple of dozen.

Robert London:

A couple of dozen?  Okay.

Jim Miller:

Yes, I mean, it—like I said, we see the—I mean, you all see can—you see it in the press.  Just, I used to have to—we used to have to explain what a biometric was to people.  Now everybody knows what a biometric is.  They know why it’s important and why they should use it.  So, we're seeing a really rapid expansion of interest, knowledge.  People are getting hit in terms of being hacked.  I coincidentally, sadly—I just was yesterday on a credit card where somebody fraudulently tried to do an Internet purchase on a card that they acquired from me without permission or knowledge.  So this is a prevalent thing.  It used to happen to other people.  It’s happened to all of us now and sometimes it's happened to us a couple of times.  So people understand that they need to do this.

As people acquire more knowledge about biometrics, they—and this is true of all of our partners—they go through a process: is biometrics a technology they can use; if so, how do they acquire it, do they build it or do they buy it?  In our case, I think they look at the products that are built, which are both useful, useable and great technology.  The patent position of the products plays a big role in that as well, and the products are ready to go, so you don’t—the time to market is now.

It took HP-Aruba a very short time.  They did the integration on their own without us having to help them because it’s easy to do and they wanted to acquire the knowledge themselves.  So it's—we are able to get a lot of interest, not only because the world in which we are living in generates that interest every single day but also the products do what they say they are going to do.

So when people see them, they realize that it'd be much better to partner with a provider that does this for a living every day than to try to go and reinvent this, try to navigate around any IP issues and spent a whole bunch of money and time while the market goes and passes you buy.  So it is just a—it is finally the market we thought we were going to see several years ago.  It’s happening now, and, again, you only need to look at the headlines and what the public projections are for the market analysts that cover the space to see that very, very graphically portrayed.

Robert London:

Jim, could you—one thing, I don’t know if you have mentioned this, but can you give us an update on the German healthcare situation?

Jim Miller:

Yes, yes, thanks, I can.  We are literally at the last stage, which is awaiting the purchase order to start.  The Deutsche Telekom folks and the German Medical establishment folks have got the test region set.  We know what needs to be delivered.  Next step is to get the purchase order and kick it off.  So we will hopefully be starting work.  I am certain it will be very, very soon, certainly in this quarter it will start.

Robert London:

As I understand it, there will be over 80 million people covered by this.

Jim Miller:

Well, the first—there is a couple of different phases.  Ultimately, there are 81 million citizens in Germany.  Germany is a single payer, government-provided universal healthcare country.  So the intension here is to replace the existing healthcare cards with biometrically authenticated cards so that there will be a reliable indicator that you are qualified for medical treatment and coverage under the German State Healthcare Plan.  But before we get there, we will enroll a large number of the country's doctors and this will help implement a program that will enable secure transmission of medical records between licensed physicians, which is also a part of this program to streamline processing, make diagnosis and medical treatment quicker, alleviate use of multiple doctors.  So first things first, we do the doctors and then we move to the patients.  Yes, that’s correct; 81 million is the total number.

Robert London:

So can I assume then 81 million times the number—we'll get paid annually 81 times, 81 million times x?

Jim Miller:

Yes, that’s the current thinking on that.  As I said, the project has morphed a little bit.  It was originally going to be set up for a mobile situation and now it has reverted to a biometric on card, which has changed the parameters and the pricing, I think, all to the good.  But, yes, that’s the intension right.

Robert London:

Have they given you any indication how long it would take to implement the program, to have it rolled out to the 81 million people?

Jim Miller:

Well, we don’t have a hard date on that, Bob, but I think realistically it’s several years.  I mean, that’s a lot of folks and, as you heard me say before, they only have to do it once, but they do all have to do it and that’s enroll, and that’s a couple of minute process, one-time only, but nonetheless it’s part of the process.  So I think in order to get all of that set up and done, it would take them several years to go through the enrollment.  But, of course, based on per person per card, you'll be—as these cards are generated, just like in Baja, California, you will be making revenue on every card that’s generated.

Robert London:

Annually?

Jim Miller:

Yes.

Robert London:

Okay, all right, thank you.

Operator:

Next to Christopher Castroviejo with Directional Research.  Go ahead please.

Christopher Castroviejo:

Hi Jim.

Jim Miller:

Hey Chris.

Christopher Castroviejo:

Very helpful, very informative so far.  I have a couple of questions for you, maybe two.  The first part of it is you've talked about Famsa and German Health.  Can you clarify a little bit about what's going on with Computer Associates?  I know we've been doing a lot of things and we have been in integration and so on.  When do we really get into the business deal stage with them?

Jim Miller:

Yes, you're there now.  If you saw the announcement yesterday, CA was quoted in the announcement along with us.  These are products that are now ready for sale.  This is part of a process that we started a year-and-a-half ago with CA where we were named an advanced partner in their program.  As we said at the time and it's worth saying again for context, the Advanced Partnership Program are technologies that CA Technologies has cited that they like and they want to look at taking to the market, and so we were selected to do that.

Over the last period of time, we have proven that integration works, proven that the product works and then CA does its own brand understandably because their brand is in fact on the product.  It’s own brand of very rigorous testing to make sure that the product can run and scale and operate not just in small groups of 10, 100, 10,000 but in groups of millions and hundreds of millions because that’s where it’s ultimately going to operate in.  So what you saw yesterday was the two Companies announcing that we are now done with tests and integration and all of those things and that we are moving to the market phase.  So these are immediately available products from CA.

Christopher Castroviejo:

So the economics between CA and IWSY have been established.  You are now comfortable with what they are going to pay you or we are not still…

Jim Miller:

Yes, CA has been a great partner in so many different ways, but also we dovetail very nicely because CA is one of the great pioneers in selling all of their products as a monthly service.  So our models from day one were joined at the hip.  That’s different than converting someone who doesn’t sell product that way to try to slip those into our model, but there was never an issue there.  CA settles their products this way.  They will sell the joint product and remit money to us.

Christopher Castroviejo:

Okay, great.  Then the second question—you've talked in your opening remarks about having some options or exploring some options to shore up the balance sheet.  Now, it would be great if a strategic partner comes in under the right deal, and that would be fine, or if everything happens on time and we in fact move immediately into cash flow positive, which sounds like it could be possible.  But is there a contingency plan for using some kind of a financial institution to get us some additional Investors so that we have a little bit of a cushion on the balance sheet to take us into what looks like a very exciting period where you have an awful lot of incoming traffic on the business front?

Jim Miller:

Yes, I think—look, I think it’s fair to say that we look at these options, which will not surprise you or anyone, at literally every single day.  We are mindful of the balance between going down the road and adding additional equity in the capital market and doing it through operations and/or other alternatives.  I think it’s fair to say that what we're really not interested in is sort of a basic retail type financing.  We have enough interest in the Company aside from strategic players that if we were able to do a deal, I think on terms and conditions, that would be very satisfactory and wouldn’t involve sort of the typical kind of things, warrant coverage and other things that you see in deals for companies of our size.  So that’s something that is really not on the table at this point.

We look to be in actually pretty good shape in terms of what is there short-term and then the deals that are in process.  So as I said, I think we are pretty comfortable.  Obviously you don’t want to be foolish.  You don’t want to risk the business for the sake of not doing something, but at the same time I can tell you that we're also comfortable that there are a number of, I call them, non-retail options that are out there that would be attractive, if—big if—one elected to do that.

Christopher Castroviejo:

So a way to interpret this would be that you have had conversations with what I will call recognizable or legitimate banking firms and they have expressed confidence that some kind of institutional placement could be arranged if, and when, that appears to be appropriate to you, but it may not be something—it may not be necessary given the cash flow picture.

Jim Miller:

Yes, we—I think actually, no; that’s not correct.  We have not had conversations with traditional banking firms about a raise at all.  It would be from—direct from the Company to an institutional or a qualified Investor.

Christopher Castroviejo:

Okay.

Jim Miller:

If—again, big if—we did something, yes.

Christopher Castroviejo:

Okay.  All right, thank you.

Operator:

At this time, that concludes our question-and-answer session.  I would like to turn the call back over to Mr. Miller for closing remarks.

Jim Miller:

Thanks Kevin.  In closing, we continue to believe we have the right products in the right place at the right time and we continue to see commercial and consumer adoption grow day by-day.  Those of you who follow the markets see it as well.  Biometrics is literally everywhere one looks these days, and for good reason.  The consistent security breaches are also a constant reminder of the need for biometrics and we remain confident our unique, multi-model technology, combined with our robust patented backend Biometric Engine platform, which handles all types of biometric modalities in very large scale will enable us to be a leader in the Biometric space.

While our wide range of commercial partners will enable us to target multiple industries and reach millions of users across the globe, the Biometric market is real and very large growing opportunity.  These markets are built step-by-step, and, as we've said before, adoption is not like turning a light switch on with immediate large results.  It is in its early stages, but biometrics is moving now at last, but quite quickly.

This could be judged from the actions of existing partners who are taking steps and spending their own time, their own money to move products and market along the path for large scale adoption.  It can also be judged from the veritable explosion of interest in the Company's products and the increase in number of parties interested in, and, in fact, now participating in proof of concepts with Company's GoVerifyID products.

As always, we would like to thank everyone for joining the conversation today.  We appreciate your time and your ongoing support and we are very much looking forward to speaking to you along the way and when we report our third quarter results in November.  A good afternoon to all of you.

Operator

Ladies and gentlemen, this does conclude today's conference.  We thank you for your participation.